Exhibit 11
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

                                    WEST ESSEX BANCORP, INC.
                                COMPUTATION OF EARNINGS PER SHARE
                                ---------------------------------


                                                                Three Months Ended               Nine Months Ended
                                                                   September 30,                   September 30,
                                                           ---------------------------       ---------------------------
                                                              2002             2001             2002            2001
                                                           ----------       ----------       ----------       ----------
Net income                                                 $  348,893       $  811,407       $2,009,092       $2,321,733
                                                           ==========       ==========       ==========       ==========

Weighted average number of common shares outstanding        4,705,422        4,753,439        4,721,291        4,771,277

Common stock equivalents due to dilutive effect
  of stock options and other dilutive securities              141,032          127,464          132,215           91,332
                                                           ----------       ----------       ----------       ----------

Total weighted average number of common shares
  and common share equivalents outstanding                  4,846,454        4,880,903        4,853,506        4,862,609
                                                           ==========       ==========       ==========       ==========

Basic earnings per common share                            $     0.07       $     0.17       $     0.43       $     0.49

Diluted earnings per common share                          $     0.07       $     0.17       $     0.41       $     0.48

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